Exhibit 4.1

AMENDMENT NO. 5 TO RIGHTS AGREEMENT

This AMENDMENT NO. 5 made as of the 14th day of March, 2005, between Boston Life Sciences, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a Delaware corporation (“Continental”), as Rights Agent under that certain Rights Agreement between the Company and Continental, dated as of September 11, 2001, as amended by Amendment No. 1 thereto dated as of November 13, 2001, Amendment No. 2 thereto dated as of November 22, 2002, Amendment No. 3 thereto dated as of March 12, 2003 and Amendment No. 4 thereto dated as of December 23, 2003 (the “Rights Agreement’).

WHEREAS, on September 11, 2001, the Board of Directors of the Company authorized the issuance of Rights (as defined in the Rights Agreement) to purchase, on the terms and subject to the provisions of the Rights Agreement, one one-thousandth of a share of the Company’s Series D Preferred Stock (each, a “Right”);

WHEREAS, on September 11, 2001, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for every share of common stock of the Company outstanding on the Dividend Record Date (as defined in the Rights Agreement) and authorized the issuance of one Right (subject to certain adjustments) for each share of common stock of the Company issued between the Dividend Record Date and the Distribution Date (as defined in the Rights Agreement);

WHEREAS, the Distribution Date has not occurred; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board has approved an amendment to certain provisions of the Rights Agreement as set forth below;

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1. Section 1(x) is amended and restated in its entirety as follows:

“(x) “Exempt Person” shall mean Ingalls & Snyder, L.L.C., a New York limited liability company, Ingalls & Snyder Value Partners, L.P., a New York limited partnership, and the purchasers listed in that certain Common Stock Purchase Agreement, dated as of March 9, 2005, by and between the Company and the purchasers listed therein.”

2. Except as expressly amended herein, all other terms and conditions of the Rights Agreement shall remain in full force and effect.

3. This Amendment No. 5 may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one in the same document.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 5 as of the day and year first above written.

BOSTON LIFE SCIENCES, INC.

By:	/s/ Joseph P. Hernon
Name: Title:	Joseph P. Hernon Chief Financial Officer and Secretary

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name: Title:	Steven G. Nelson Chairman of the Board and President